F

                            VINEYARD MANAGEMENT AGREEMENT


    This Vineyard Management Agreement (this "Agreement") is made and entered into as of the 1st day of January, 1996, by and between SCHEID VINEYARDS AND MANAGEMENT CO., a California corporation ("Scheid"), CANANDAIGUA WEST, INC., a New York corporation ("Canandaigua"), and CANANDAIGUA WINE COMPANY, INC., a Delaware corporation ("CWC").

    A. Canandaigua, as lessee, proposes to enter into a lease (the "Lease") with Jerry D. Echenique, James J. Echenique, Julie Trescony and Jane Johnson, as lessors (the "Lessors"), for three hundred thirty (330) acres (or such other amount of acres determined after survey of the property and agreed to by Canandaigua and Lessors) of real property situated in Monterey County, California, which property is more particularly described in Exhibit A attached hereto (the "Property"), with rent commencing at the rate of $150.00 per acre per year as of January 1, 1996.

    B. Canandaigua desires to engage Scheid to develop, farm and manage the Property as a wine grape vineyard (the "Vineyard") and Scheid desires to perform such services, all on the terms and conditions set forth in this Agreement.

                                      AGREEMENT

    In consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.    MANAGEMENT OF THE VINEYARD

    1.1 ENGAGEMENT OF SCHEID. On the terms and conditions set forth in this Agreement, Canandaigua hereby engages Scheid as an independent contractor to develop, farm and manage approximately three thirty hundred (330) acres of Vineyard, as specifically described in Exhibit A, on an exclusive basis during the term of this Agreement, and Scheid hereby accepts such engagement.

    Scheid shall NOT be required to farm and manage the Property as its sole and exclusive function, and it retains the right to have other business interests and may engage in other activities, including but not limited to performance of farm management services for itself and for parties other than Canandaigua, whether or not in conflict with the business interests and activities of Canandaigua. Scheid, on behalf of itself and its employees, agents and independent contractors, agrees to keep confidential, and not to disclose to any third parties information about Canandaigua ("Confidential Information"), whether learned in the course of performing its duties hereunder or otherwise. Confidential Information shall include, without limitation, information about the Vineyard, varieties planted, yields, costs and any other data pertaining thereto; provided, however, that Confidential Information shall not include any information that (a) is generally available to or known by the public or (b) was available to Scheid prior to disclosure by Canandaigua or becomes available to Scheid on a non-confidential basis, provided that the source of any such information was not known by Scheid to be bound by any confidentiality agreement or obligation to Canandaigua.

    1.2 DUTIES AND RESPONSIBILITIES OF SCHEID. Notwithstanding the engagement of Scheid in other activities as set forth in Section 1.1 above, in developing, farming and managing the Vineyard, Scheid agrees to perform or to cause to be performed in a timely, efficient and economical manner, all acts and services which reasonably may be necessary or desirable in order to ensure that the Property is cared for, maintained and operated as a wine grape vineyard. Scheid hereby represents and warrants that it has, or will obtain, all necessary licenses and permits to perform all services and tasks required of Scheid hereunder. In performing its duties and obligations hereunder, Scheid shall follow the viticultural practices reasonably necessary to produce fruit of premium quality and fully developed varietal character, and shall do the following:

         A. Prepare for planting and plant such wine grape varieties as may be determined by Canandaigua as of the date hereof and from time to time;

         B.   Prune, sucker and, if necessary, thin the Vineyard;

         C.   Irrigate, fertilize and cultivate the Vineyard;

         D.   Control weeds, diseases and pests in the Vineyard;

         E. Care for and maintain wells, pumps, pipelines, irrigation systems and other improvements as reasonably necessary;

         F. Use the irrigation system that is shared with other parties so that all power charges incurred by or on behalf of Canandaigua are accounted for and reported to Canandaigua in a timely manner;

         G. Harvest the grapes grown on the Vineyard and arrange for delivery of them to such point of delivery as Canandaigua shall designate;

         H. Provide labor, machinery, equipment and materials reasonably required or useful to manage the Vineyard to accomplish the foregoing; and

         I. Comply with the terms of the Lease, as such terms relate to Canandaigua's use of the Property.

    1.3 AUTHORITY OF MANAGER. Scheid shall have general power and authority to perform its duties and obligations hereunder, and to act in all matters relating to or concerning the care, maintenance and operation of the Property as a wine grape vineyard.

    1.4 SCHEID TO CONSULT WITH CANANDAIGUA. Scheid agrees to keep Canandaigua or its designated agent fully advised on a monthly basis, and at such other times as the circumstances reasonably require, of the progress of the Vineyard.


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

    Scheid specifically agrees to advise Canandaigua or its designated agent of all events which materially affect or might reasonably be expected to materially affect the growth or development of the Vineyard and/or the amount or quality of the wine grapes produced and harvested therefrom. To this end, Scheid agrees to consult with Canandaigua or its designated agent as to any material decisions which are NOT included in the Plan or the Budget (as those terms are defined in Section 1.6 below), and which may arise with respect to the Vineyard, and to obtain the written consent of Canandaigua or of its designated agent prior to making and implementing any such decision.

    Canandaigua may, from time to time, provide reasonable instructions to Scheid with respect to specific aspects of the development, care and maintenance of the Vineyard, and Scheid shall follow such instructions. If such instructions are outside of the scope of the then current Plan and Budget and require additional expenditures, Canandaigua and Scheid shall negotiate, in good faith, an adjustment, based on the reasonable cost to Scheid of carrying out such instructions, to the Budget.

    1.5 EMERGENCIES. Notwithstanding the fact that Scheid may be required to obtain the consent of Canandaigua or its designated agent under this Agreement before taking certain actions, in the event emergency circumstances arise with respect to the Vineyard which would require prompt action on the part of a reasonably prudent vineyard farmer in Monterey County, and in the event time does not reasonably permit the obtaining of any required consent hereunder or such consents otherwise are not reasonably obtainable, Scheid may take all actions which under the circumstances would be taken by a reasonably prudent vineyard farmer in Monterey County to prevent or mitigate damage, and any such actions shall be taken in accordance with the standards set forth herein.

    1.6 PLAN AND BUDGET SUBMITTED BY SCHEID BEFORE THE GROWING SEASON. On or before December 31 of each year during the term of this Agreement, Scheid agrees to submit to Canandaigua a written plan (the "Plan") and budget (the "Budget") covering the next growing season. Representatives of Scheid and Canandaigua will meet to discuss, revise (if necessary) and approve the Plan and Budget within ten (10) days following its submission by Scheid to Canandaigua. The parties agree that Canandaigua shall have final approval of the Budget and the Plan. Notwithstanding that Canandaigua may not have approved the Plan and Budget for any season, Scheid may commence pruning in December if, in Scheid's judgment, such commencement is reasonably necessary to complete pruning for the next growing season in a timely manner.

    Attached as Exhibit B hereto and made a part hereof is the Budget for the period January 1, 1996 through December 31, 1996 (the calendar year which defines the 1996 Vineyard management year and each calendar year thereafter, hereinafter referred to as "Farm Year") which has been approved by Canandaigua. Such Exhibit B shall be modified annually to reflect any agreed changes to the Budget for the next following growing season.

    Attached as Exhibit C hereto and made a part hereof is the Plan, as prepared and submitted by Scheid for the 1996 Farm Year, which has been approved by Canandaigua. Such Exhibit C shall be modified annually to reflect any agreed changes to the Plan for the next following growing season.

    1.7 THE PLAN. The initial Plan (attached as Exhibit C) does, and future Plans (to be attached as replacements for Exhibit C) shall, set forth the following information with respect to the subject growing season:

         A. The approximate amount and timing of irrigation which Scheid expects to undertake under normal conditions;

         B. The approximate amount and types of nitrogen-containing fertilizers and other nutrients which Scheid expects to apply, and the expected times of application;

         C. The pruning and vine training techniques to be followed and any other specific plans for vine management;

         D. A plan to control weeds, diseases, pests and animals on the Property, including birds; and

         E. Such other information as may be reasonably required concerning viticultural practices to be followed by Scheid.

    1.8 THE BUDGET. The initial Budget (attached as Exhibit B) does, and future Budgets (to be attached as replacements for Exhibit B) shall, set forth, as to each month, an estimate of expenditures for each of the items constituting the Direct Farming Costs (as defined below) with respect to the Vineyard which shall be funded by Canandaigua to Scheid. For purposes of this Agreement, the term "Direct Farming Costs" shall mean all ordinary and necessary expenses for the operation of the Vineyard, including but not limited to:

         A.   Development of the Vineyard (as set forth in Section 2 below);

         B.   Planting, grafting, training and trellising;

         C.   Pruning, tying, suckering and thinning;

         D.   Pest control including birds, rodents and insects;

         E. Spray operations including herbicides, mildew and disease control;

         F.   Cultivation, fertilization, mowing, hoeing and vine trimming;

         G.   Irrigation;

         H.   General Vineyard maintenance, fence repair and erosion control;

         I.   Pro rata share of pumps, water lines and reservoir; and

         J.   Harvest and delivery.


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

Direct Farming Costs shall NOT include amounts paid by Scheid for salaries, bonuses, vacation pay, insurance and other fringe benefits to its office and/or senior management personnel. Scheid undertakes and agrees that the Direct Farming Costs billed to Canandaigua shall be no greater than the going rate for such labor, equipment, or services in Monterey County, and Canandaigua may, at its option, obtain bids for such elements of labor, equipment or services of equivalent quality as Canandaigua may desire to satisfy itself of the appropriateness of the amounts of the Direct Farming Costs. If Canandaigua identifies elements of Direct Farming Costs of lower cost, Canandaigua shall consult with Scheid regarding the use of such providers of labor, equipment or services and Scheid shall, in its reasonable business judgment, determine whether or not to use such providers or whether to reduce its costs to an equivalent amount.

    1.9 PERFORMANCE OF OBLIGATIONS IN ACCORDANCE WITH PLAN AND BUDGET. Upon adoption of a Plan and a Budget by Scheid and Canandaigua in accordance with
Section 1.6 above, Scheid shall perform its obligations hereunder in accordance therewith.

    1.10 REPORT BY SCHEID AFTER GROWING SEASON. Scheid agrees to supply to Canandaigua on or before December 31 of each year during the term hereof a written report (the "Report") setting forth in reasonable detail for the Farm Year then completed, the major farming activities relating to fertilizer, irrigation, pesticides, environmental or legal matters, yields and sugar contents with respect to the Vineyard, and to make available to Canandaigua or its designated agent, all records for such Farm Year concerning the tasks described in Section 1.8 above. The foregoing records shall also contain information concerning other significant viticultural practices followed by Scheid which Canandaigua may reasonably request from time to time during the term hereof.

SECTION 2     DEVELOPMENT OF THE VINEYARD

    2.1 DEVELOPMENT DUTIES AND RESPONSIBILITIES. The Property will be in a "Development Period" for the 1996 and 1997 Farm Years. During the Development Period, Scheid will commit the resources reasonably necessary to carry out its duties and responsibilities under this Section as listed below:

         A.   Design preliminary vineyard layout;

         B. Plan vineyard development and construction costs and prepare detailed budgets;

         C.   Secure vineyard material, supply and service bids;

         D.   Order, receive and install vineyard materials;

         E. Coordinate and supervise vineyard service contractors during the ripping and surveying of the Property and the irrigation system installation;

         F. Supervise the installation of the trellis system, drip system emitters and planting;


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

         G. Care for the newly planted vines such that they are prepared for spring whip grafting;

         H. Oversee the preparation and implementation of grafting as required into dormancy; and

         I. Exercise reasonable diligence in the continuing demands of a newly planted vineyard by maintaining replant and regraft programs, animal control, weed control, timely irrigations and other action reasonably necessary to the success of a new vineyard.

    2.2 GRAFTING. During the Development Period, Scheid agrees to retain only contract grafters who will guarantee that ninety percent (90%) of the grafts of the varietals designated by Canandaigua will successfully take hold, which guarantee shall include the regrafting of any shortfall without additional charge. In the event of such a shortfall, Scheid shall diligently prosecute the regrafting and enforcement of such guarantee on behalf of Canandaigua.

SECTION 3.    EXPENSE STATEMENTS AND PAYMENTS

    3.1 REIMBURSEMENT OF DIRECT FARMING COSTS. In addition to paying Scheid the compensation provided in Section 8 below, Canandaigua shall advance to Scheid, on a monthly basis, all Direct Farming Costs as set forth in the Budget.

    3.2 MONTHLY REQUIREMENT. On or before the fifth business day of each month, Canandaigua shall advance to Scheid an amount equal to that month's approved Budget amount plus any out-of-pocket expenses incurred by Scheid or less any advanced funds not expended by Scheid in accordance with a previously received Budget Reconciliation (as defined below). Such funds shall be deposited by Canandaigua in an account of which Scheid shall have unrestricted withdrawal authority for the purposes set forth in this Agreement. Such account shall not be used by Scheid for any other purpose, nor shall the assets of such account constitute assets of Scheid. Regular statements of such account shall be provided to both Scheid and Canandaigua. Scheid shall have the authority to transfer funds from such account to its own account for further disbursement in accordance with the terms of this Agreement. On or before the twentieth calendar day of each month, Scheid shall deliver to Canandaigua a written statement (the "Budget Reconciliation") which shall include in detail, for the month just ended, the Direct Farming Costs paid by Scheid, any out-of-pocket expenses incurred by Scheid in excess of that month's advanced budget amount and any advanced funds not expended in that month. It is acknowledged and understood that farming is subject to many variables (including weather) which may cause timing differences from month to month from the projections set forth in the Budget.

SECTION 4.    ACCESS TO INFORMATION

    4.1 WHAT SCHEID MUST MAKE AVAILABLE TO CANANDAIGUA. Scheid agrees to make available and to supply to Canandaigua, following reasonable notice and during normal business hours, all information, documents, records and reports which Canandaigua reasonably may request in order to permit Canandaigua or its designated agents to verify or determine:


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

         A. Any of the amounts, calculations or items set forth in the Budget or on any of the statements described in Section 1.6 above;

         B. Any of the viticultural practices employed by Scheid with respect to the Property;

         C. Compliance by Scheid with the terms and provisions of this Agreement;

         D. Compliance by Scheid with all federal, state and local laws and regulations; and

         E. That Scheid has in effect all required licenses and permits reasonably required to perform its duties and obligations hereunder.

In addition, Scheid agrees that Canandaigua may, from time to time, contact the regular auditors of Scheid to obtain verification of the financial solvency of Scheid.

SECTION 5.    TERM AND TERMINATION

    5.1 TERM. This Agreement shall become effective as of the date first written above and shall remain in effect until December 31, 2012. This Agreement shall continue in effect after December 31, 2012 on a rolling two
(2)-year basis, such that, at any time on or after December 31, 2010, either party may terminate this Agreement by providing two (2) years prior written notice to the other party.

    5.2 TERMINATION FOR CAUSE. Either party (hereinafter, the "Nonbreaching Party") shall have the right to terminate this Agreement for cause in the event the other party (hereinafter, the "Breaching Party"):

         A. breaches any material provision or condition of this Agreement, and such breach remains uncured for a period of thirty (30) days following the Nonbreaching Party giving written notice of such breach to the Breaching Party or, if any such breach is curable, but not reasonably susceptible of cure within such thirty (30) day period, the Breaching Party shall fail to take steps reasonably designed to cure such breach and such breach is not cured as expeditiously as reasonably possible and within such period of time as may be mutually agreed upon by the parties at the time of such breach;

         B.   files a voluntary petition in bankruptcy; or

         C. is the subject of an involuntary petition in bankruptcy or has a trustee or receiver appointed with respect to all or substantially all of its assets, provided that such petition or appointment is not dismissed within ninety (90) days of such filing or appointment.


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

    5.3 ADDITIONAL TERMINATION EVENTS. Further, Canandaigua may terminate this Agreement by providing written notice to Scheid after the occurrence of any of the following:

         A. Alfred G. Scheid and members of his family, together, shall fail to beneficially own, directly or indirectly, at least 51% of the capital stock of Scheid; Scheid shall provide prompt written notice to Canandaigua of any such failure;

         B. the termination of the Lease, other than as the result of the intentional, material breach or material default of Canandaigua; or

         C. for any Farm Year ending December 31, 2004 or thereafter, if the average yield of wine grapes from the Property, as a whole, for the just completed Farm Year and the immediately preceding two
              (2) Farm Years is less than five (5) tons per net vine acre per Farm Year (other than as the result of instructions given by Canandaigua).

SECTION 6.    HAZARDS OF FARMING

    6.1 SCHEID NOT LIABLE FOR CERTAIN DAMAGE OR LOSS. Except as expressly set forth in Section 1.6 (with respect to the delivery of annual Plans and Budgets),
Section 1.10 (with respect to the delivery of annual Reports) and Section 3.2 (with respect to the delivery of monthly Budget Reconciliations) hereof, Scheid shall not be liable to Canandaigua for any failure to perform any of its duties or obligations hereunder, or for any loss or damage of any kind, so long as such failure to perform or loss or damage is the result of any act of God or any normal hazard of farming, including, without limitation, rain, hail, heat, frost, drought, flooding, windstorm or other action of the elements, strike, work slow-down, worker unavailability, fire, truck, car, rail, labor, equipment or material shortage or unavailability, freight embargo, governmental action or any other cause beyond Scheid's reasonable control.

SECTION 7.    LIABILITY AND INSURANCE

   7.1 LIABILITY. Scheid shall indemnify and hold Canandaigua harmless against any claim, cause of action, damages or expense of any nature whatsoever (including reasonable attorneys' fees and expenses) arising in connection with a breach of this Agreement by Scheid, except to the extent any such claim, cause of action, damages or expense is proven in a final judgment to have been caused by the negligence or the intentional act or omission of Canandaigua; provided, however, that in no event shall Scheid be liable for, or be required to indemnify and hold Canandaigua harmless from, special, incidental or consequential damages (including, without limitation, lost profits).

   7.2 SCHEID TO PROVIDE INSURANCE. Scheid shall, at its expense, maintain throughout the term hereof the following insurance policies:

         A. Liability. Scheid shall provide all risk insurance with respect to its operations on and in connection with the Property, naming Canandaigua as an additional insured, in amounts not less than $1,000,000 for each

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

              occurrence, and $10,000,000 in the aggregate. Scheid shall provide Canandaigua with a certificate of insurance evidencing that such insurance is in effect and providing for at least thirty (30) days advance notice to Canandaigua of its cancellation. Scheid shall also require that its contractors or subcontractors employed in the operations on the Property carry liability insurance, reasonably acceptable to Scheid, and shall maintain in its files written documentation of such coverage.

         B. Worker's Compensation. Scheid shall provide Worker's Compensation insurance insuring Scheid's employees engaged in the operation of the Property under this Agreement. Scheid shall also require that its contractors or subcontractors employed in the operations of the Property carry Worker's Compensation insurance for the benefit of their employees, and shall maintain in its files written documentation of such coverage.

   7.3   COMPLIANCE WITH LAW.

         A. Scheid shall comply in all material respects with all statutes, ordinances, regulations, rules and other enactments by federal, state, local or other regulatory agencies having jurisdiction over the Property including, without limitation, all Environmental Laws. Scheid and Canandaigua shall cooperate in obtaining all necessary permits and approvals required for the development and operation of a Vineyard on the Property.

         B. During the term of this Agreement, Scheid shall use only herbicides, pesticides and other treatments that are approved by the State of California for use in connection with the development and operation of a Vineyard on the Property at the relevant time.

         C.   Definitions:

              "ENVIRONMENTAL LAWS" means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, relations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, and local governmental agencies and authorities with respect thereto.

              "HAZARDOUS SUBSTANCES" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act


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              of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.), the
              Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, ET SEQ.), or any other applicable Environmental Law.

         D. Scheid undertakes and agrees to indemnify and hold harmless Canandaigua against any and all costs, damages, claims, suits, actions or other liabilities (including reasonable attorneys fees) incurred by or threatened against Canandaigua in connection with a breach by Scheid of Scheid's undertakings in this
              Section 7.3; provided however, that such indemnity does not include any costs, damages, claims, suits, actions or other liabilities that may at any time be imposed upon, incurred by or asserted or awarded against Canandaigua as the result of or relating to any action or omission of Canandaigua in connection with the Property.

SECTION 8          MANAGEMENT FEE

    8.1 MONTHLY FEE. The monthly management fee (the "Management Fee") to be paid, in advance, by Canandaigua to Scheid for services rendered hereunder shall be an amount for each acre of the Property equal to the amount set forth below for the applicable Farm Year:

    Farm Year           Monthly Fee Per Acre
    ---------           --------------------
    1996                     $[     ]*
    1997                     $[     ]*
    1998 and each
    year thereafter          $[     ]*

The amounts set forth in the foregoing table are referred to herein as the "Basic Management Fees." Notwithstanding the foregoing, in the event that Canandaigua elects to have all or any part of the Vineyard replanted after Farm Year 1997, the Management Fee for the ten (10)-month period commencing the month
Scheid begins preparation of the Vineyard for such replanting shall be $[    ]*
per acre for those acres being replanted. The Management Fee is to be included in the Budget and its payment procedure is described in Section 3.2 above.

    8.2 RENEGOTIATION OF MANAGEMENT FEE. The parties acknowledge that the United States has had a nearly continuous history of monetary inflation in the past fifty-five years. Therefore, provision should be made for an adjustment in the Management Fee to provide protection to Scheid against unforeseen devaluation of the dollar and effects of inflation on Scheid's costs and expenses. Thus, notwithstanding the terms of Section 8.1 above, at any time after December 31, 2004, Scheid may give notice to Canandaigua requesting renegotiation of the amount of the Management Fee to be paid for Farm Year 2006 and each year thereafter. Following delivery of such a notice, the parties agree to negotiate, in good faith, the amount of the Management Fee to be applicable for such next following Farm Years. In the event that the parties are unable to agree upon such Management Fee within sixty (60) days after the commencement of such negotiations, Scheid may, upon notice to Canandaigua, submit the matter to arbitration in accordance with the rules and procedures of the American Arbitration

---------------
    *  Confidential Treatment Requested for Redacted Portion


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

Association. Any such arbitration shall take place before a single arbitrator in Monterey County, California. Any such arbitration shall be governed by and subject to the applicable laws of the State of California and the then prevailing rules of the American Arbitration Association. The arbitrator's decision in any such arbitration shall be final and binding, and a judgment upon such award may be enforced by any court of competent jurisdiction.

    8.3 REDUCTION OF MANAGEMENT FEE. Notwithstanding the foregoing provisions of this Section 8, for any Farm Year ending December 31, 2002 or thereafter, if the yield of wine grapes from the Property, as a whole, for such Farm Year is less than three (3) tons per net vine acre (other than as the result of instructions given by Canandaigua), Scheid shall not receive the Basic Management Fees for the following Farm Year.

SECTION 9          MISCELLANEOUS

    9.1 ASSIGNMENT. Neither Scheid nor Canandaigua shall assign or transfer this Agreement or any interest herein or suffer any such assignment by operation of law without the prior written consent of the other party; provided, however, that either party may without the other party's consent assign this Agreement to any wholly-owned subsidiary of, or affiliate under common control with, that party if:

         A. such subsidiary or affiliate shall assume in a writing reasonably satisfactory to the other party all of the assigning party's obligations hereunder; and

         B. the assigning party shall fully guarantee such subsidiary's or affiliate's performance hereunder in a writing reasonably satisfactory to the other party.

    Notwithstanding the foregoing, Canandaigua may assign this Agreement to any third party whose creditworthiness is reasonably acceptable to Scheid.

    9.2 INTERPRETATION. Each of the parties agrees that it has reviewed and drafted this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any revision or addenda hereto. In this Agreement, captions of sections and paragraphs are for convenience of reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions hereof.

    9.3 LABOR AND EQUIPMENT. Scheid shall be solely responsible for selecting and hiring its own employees and for their supervision, direction and control. Moreover, Scheid shall be solely responsible for setting wages, benefits, hours and working conditions for such employees; for paying wages and social security; for paying unemployment insurance and disability insurance contributions; and for withholding taxes with respect to such employees.

    9.4 SOLE AGRICULTURAL EMPLOYER. Scheid acknowledges and agrees that Scheid is the sole agricultural employer of persons engaged to perform agricultural services pursuant to this


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Agreement.  In performing its duties and obligations under this Agreement,
Scheid shall direct the operation of its labor and equipment in all respects and shall determine the method, means and manner of its performance.

    9.5 EMPLOYMENT OF OTHERS. Scheid may, with the prior written consent of Canandaigua (which consent shall not be unreasonably withheld or delayed), contract with other entities to furnish portions of the services required of Scheid under this Agreement, and Scheid shall remain fully liable and responsible to Canandaigua for the adequacy of, and payment for, any such services; provided, however, that Scheid shall not be liable or responsible for any adverse effect of any delayed or withheld consent of Canandaigua. Scheid shall indemnify and hold harmless Canandaigua in the event any of such providers makes any claim against Canandaigua for any payment for such provider's services, provided Canandaigua has paid Scheid for such services.

    9.6 DELIVERY OF STATEMENTS, NOTICES AND PAYMENTS. All statements, notices, demands and requests which are required to be sent or permitted to be given to another party under this Agreement shall be in writing, and shall be provided in person or sent by U.S. Mail, recognized courier service, or telefacsimile with proof of transmission (followed by sending by U.S. Mail), to the recipient party at the address shown below, or to such other address of which the notifying party has received actual notice from the recipient party. Notices are effective upon receipt. Two (2) copies of any notice must be sent to both parties as follows:

If to Canandaigua or CWC:
    One copy to:                       Second copy to:
    Bertram E. Silk                    Robert Sands, Esq.
    Senior Vice President              Vice President and General Counsel
    Canandaigua West, Inc.             Canandaigua West, Inc.
    12667 Road 24                      116 Buffalo Street
    Madera, CA 93637                   Canandaigua, NY 14424
    Telefacsimile:  (209) 675-7020     Telefacsimile:  (716) 394-6017

If to Scheid:

    One copy to:                       Second copy to:
    Scott D. Scheid                    Kurt Gollnick
    Scheid Vineyards and               Scheid Vineyards and
    Management Co.                     Management Co.
    13470 Washington Blvd., Ste. 300   1972 Hobson Avenue
    Marina del Rey, CA  90292          Greenfield, CA  93927
    Telefacsimile:  (310) 301-1569     Telefacsimile:  (408) 385-0136

    9.7 ATTORNEY FEES AND COSTS. If legal action or other proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

    9.8 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement shall be deemed or construed by the parties or by a third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Canandaigua and Scheid, and neither shall any of the provisions contained in this Agreement nor any act of the parties be deemed to create any relationship between Canandaigua and Scheid, other than the relationship of Scheid as an independent contractor of Canandaigua.

    9.9 SEVERABILITY. If any part or parts of this Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

    9.10 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with and subject to the laws of the State of California.

    9.11 SURVIVAL OF COVENANTS. The covenants set forth in this Agreement are intended to, and shall survive termination of, this Agreement.

    9.12 ACCESS BY CANANDAIGUA. Canandaigua employees shall, at all times, have the right of access to the Property.

    9.13 CWC GUARANTY. CWC unconditionally and irrevocably guarantees the payment and performance of the obligations of Canandaigua under this Agreement. CWC hereby waives all formalities legally required to charge it with liability hereunder and agrees that its liability will not be affected by (a) any extension of the time for performance of any of such obligations of Canandaigua,
(b) any forbearance or waiver of performance of any such obligations of Canandaigua, or (c) any modification of the terms or provisions of this Agreement or other instruments or agreements delivered by Canandaigua hereunder. CWC agrees that, with respect to such obligations of Canandaigua, it may be joined in any action against Canandaigua and that recovery may be had against CWC either in such action or other actions without exhausting any remedy or claim against Canandaigua.

    9.14 WATER ALLOCATION. As of the date hereof, Scheid has leased (a) from the Lessors, certain property adjoining the Property and (b) from Luis Echenique, Ricardo Echenique and Margaret Echenique, as executrix of the estate of Francis D. Echenique (collectively, the "Echenique Lessors"), certain property as more particularly described in the Agreement Regarding Water of even date herewith, among the Echenique Lessors, Scheid and Canandaigua
(collectively, the "Scheid Leased Properties").   In the event that water of
sufficient quality and quantity is not available for the operation of the vineyards on the Scheid Leased Properties and the Property, Scheid and Canandaigua agree to apportion the water available to all such properties among such properties in proportion to the respective vineyard acres of each such property.

    9.15 CONDITION PRECEDENT. Notwithstanding any other terms of this Agreement, the obligation of the parties hereunder are conditioned upon the execution and delivery of the Lease by the Lessors, Canandaigua and CWC. In the event that the Lease is not so executed and delivered within sixty (60) days after the date hereof, this Agreement shall be of no further force or effect.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  CANANDAIGUA WEST, INC.


                                  By: /s/ Robert Sands
                                     -----------------------------------------

                                  Its: Secretary
                                      ----------------------------------------


                                  SCHEID VINEYARDS AND MANAGEMENT CO.


                                  By: /s/ Scott D. Scheid
                                     -----------------------------------------

                                  Its: Vice President
                                      ----------------------------------------


                                  AGREED AS TO SECTIONS 9.2, 9.6, 9.7, 9.10,
                                  9.11, 9.13 AND 9.15:

                                  CANANDAIGUA WINE COMPANY, INC.


                                  By: /s/ Daniel Barnett
                                     -----------------------------------------

                                  Its: President, Wine Division
                                      ----------------------------------------

STATE OF CALIFORNIA     )
                        )  ss
COUNTY OF LOS ANGELES   )

    On 2/2/96, before me, Kenneth T. Wang, Notary Public, personally appeared Scott D. Scheid, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her authorized capacity, and that by his or her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

    WITNESS my hand and official seal.

                                       /s/ Kenneth T. Wang
                                       ---------------------------------------
                                       Signature

[SEAL]


STATE OF NEW YORK,           )
                             )  ss
COUNTY OF ONTARIO            )

    On 3/13/96, before me, Karen J. Megaffee, Notary Public, personally appeared Robert Sands, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her authorized capacity, and that by his or her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

    WITNESS my hand and official seal.

                                       /s/ Karen J. Megaffee
                                       ---------------------------------------
                                       Signature

[SEAL]

STATE OF NEW YORK  )
                   )  ss
COUNTY OF ONTARIO  )

    On 3/13/96, before me, Janis A. Stickler, Notary Public, personally appeared Daniel Barnett, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her authorized capacity, and that by his or her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

    WITNESS my hand and official seal.

                                       /s/ Janis A. Stickler
                                       ---------------------------------------
                                       Signature

[SEAL]